Exhibit 99.1

Spero Therapeutics Announces Second Quarter 2021 Operating Results and Provides Business Update

Tebipenem HBr on track for NDA submission in the fourth quarter of 2021

Announced $40 million equity investment from Pfizer Inc. and licensing agreement for SPR206

Initiated Phase 1 bronchoalveolar lavage and renal impairment clinical trials of SPR206

Conference call and live webcast at 4:30 p.m. ET today

CAMBRIDGE, Mass., August 5, 2021 (GLOBE NEWSWIRE) — Spero Therapeutics, Inc. (Nasdaq: SPRO), a multi-asset clinical-stage biopharmaceutical company focused on identifying, developing, and commercializing treatments in areas of high unmet need, involving multi-drug resistant bacterial infections and rare diseases, today announced financial results for the second quarter ended June 30, 2021, and provided a business update.

“During the second quarter, we achieved key milestones which has us well positioned for future success, as we work to submit the tebipenem HBr NDA, transition to a commercial organization, and advance our clinical-stage pipeline,” said Ankit Mahadevia, M.D., Chief Executive Officer of Spero Therapeutics. “These accomplishments were bolstered by the recent $40 million equity investment from Pfizer Inc., along with their licensing agreement for SPR206. These agreements provide important external validation for our broader corporate strategy and demonstrate the depth and value of our early-stage programs.”

Dr. Mahadevia continued, “Looking forward, our primary focus is to advance tebipenem HBr towards an NDA filing this year, which moves us closer to providing an oral treatment for potentially millions of patients with complicated urinary tract infections. We expect these activities, together with the advancement of our pipeline programs, to drive sustainable growth in our mission to address crucial unmet medical needs.”

Clinical Highlights and Upcoming Milestones

Tebipenem HBr:

Spero’s lead product candidate, tebipenem HBr, has the potential to be the first oral carbapenem antibiotic, if approved, to treat complicated urinary tract infection (cUTI), including acute pyelonephritis (AP). In September 2020, Spero announced positive data from the Phase 3 ADAPT-PO trial showing that oral tebipenem HBr was statistically non-inferior to intravenous ertapenem in the treatment of patients with cUTI and patients with AP.

Spero completed a pre-NDA meeting with the FDA in March 2021, the purpose of which was to discuss the format and content of Spero’s planned NDA submission. Subject to the FDA’s review of the full submission, Spero and the FDA achieved consensus that the NDA package as described during the meeting, would allow for FDA review, consistent with Spero’s expectations. The Company expects to submit the NDA in the fourth quarter of 2021.

SPR720:

In December 2020, SPR720 advanced into a Phase 2a dose-ranging clinical trial in patients with nontuberculous mycobacterial pulmonary disease (NTM-PD) based on positive data from a Phase 1 clinical trial that evaluated the safety, tolerability and pharmacokinetics of oral SPR720, as well as supportive data from a series of non-clinical GLP toxicology and safety pharmacology studies.

In February 2021, Spero received data from a chronic toxicology study in adult non-human primates in which mortalities with inconclusive causality to treatment were observed. Spero then informed the FDA it had paused dosing in its Phase 2a clinical trial as a precautionary measure. In response, the Company subsequently received a formal clinical hold letter in which the FDA requested additional information from the non-human primate toxicology study, including a study report. To avoid incurring costs associated with the Phase 2a clinical trial while it was on hold and best facilitate potential future adjustments to the trial protocol, Spero decided to discontinue the Phase 2a clinical trial as it worked to understand the cause of the non-human primate mortalities. Spero has since completed the non-human primate toxicology study and continues to analyze the data and prepare the study report. Based on available data to-date, Spero believes there is a path forward for the SPR720 program. The Company expects to complete the study report in the third quarter of 2021 and engage with the FDA in the fourth quarter.

SPR206:

SPR206 is an IV-administered next generation polymyxin product candidate being developed as an innovative option to treat multi-drug resistant (MDR) Gram-negative bacterial infections. Data from a prior Phase 1 clinical trial showed that SPR206 was generally well tolerated with a lack of nephrotoxicity at predicted therapeutic dose levels.

In June 2021, Spero announced a $40 million equity investment from Pfizer Inc., with Pfizer agreeing to purchase 2,362,348 shares of Spero’s common stock at a price of $16.93 per share, pursuant to a securities purchase agreement between the parties. This investment was made as part of the Pfizer Breakthrough Growth Initiative, a program focused on funding innovative science to meet patient needs. Alongside this equity investment, the parties also entered into a licensing agreement for SPR206.

Pursuant to the licensing agreement between the parties, Spero granted Pfizer the rights to develop, manufacture, and commercialize SPR206 in ex-U.S. and ex-Asia territories. In exchange for these rights, Spero is eligible to receive up to $80 million in development and sales milestones, and high single digit to low double-digit royalties on net sales of SPR206 in these territories.

Earlier in June 2021, Spero announced the initiation of two Phase 1 trials of SPR206. These trials, which have begun dosing participants, include a bronchoalveolar lavage (BAL) clinical trial assessing the penetration of SPR206 into the pulmonary compartment and a renal impairment clinical trial. Data from the BAL and renal impairment clinical trials are expected by early 2022. Funding for these studies is provided by the United States Department of Defense under Award Number W81XWH-1910295.

For more information on the trials and their design, see ClinicalTrials.gov identifiers NCT04868292 (BAL trial) and NCT04865393 (renal impairment trial).

In May 2021, Spero was awarded up to $23 million by the National Institute of Allergy and Infectious Diseases to support the further clinical development of SPR206. Funding of $2.09 million is initially available from the award, with the potential for up to an additional $21.3 million over 5 years. The initial award provides funding for pharmacokinetic/pharmacodynamic studies to aid in dose selection, manufacturing process development, clinical microbiology, and support for regulatory interactions. If fully exercised, the award additionally provides funding for a broad range of activities including NDA-enabling toxicology studies, drug substance, and drug product manufacturing, a Phase 1 absorption, distribution, metabolism, and excretion (ADME) study, and a Phase 2 clinical proof-of-concept study to evaluate the efficacy of SPR206 in target indications.

Second Quarter 2021 Financial Results

Spero reported a net loss for the second quarter ended June 30, 2021 of $18.6 million or $0.63 per common share, compared to a net loss of $17.5 million or $0.85 per common share reported for the same period in 2020.

Total revenues for the second quarter of 2021 were $5.1 million, compared with revenues of $1.7 million in the second quarter of 2020. The difference was primarily due to an increase in grant revenue received from the DoD contract for SPR206, the BARDA contract for tebipenem HBr and collaboration revenue from our license agreements with Pfizer and Everest Medicines.

Research and development expenses for the second quarter of 2021 were $14.5 million, compared with $15.7 million, of research and development expenses for the same period of 2020. This year-over-year reduction was primarily due to a decrease in expense driven by completion of significant activities in the Phase 3 clinical trial for tebipenem HBr, partially offset by expenses from Phase 1 clinical trials to support an anticipated NDA filing for tebipenem HBr and clinical costs incurred for the Phase 1 BAL and RIS clinical trials for SPR206.

General and administrative expenses for the second quarter of 2021 of $9.2 million were higher than the $4.5 million reported in the same period of 2020, primarily due to increased professional expenses and personnel costs to support the Company’s precommercial efforts.

As of June 30, 2021, Spero had cash, cash equivalents, and marketable securities of $99.2 million. This does not include the proceeds from the $40 million equity investment made by Pfizer, Inc., which were received subsequent to the quarter end. Spero believes that its existing cash, cash equivalents and marketable securities, together with committed funding from its BARDA contract and other non-dilutive funding commitments, will be sufficient to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2022.

Conference Call and Webcast

Spero will host a conference call and webcast today at 4:30 p.m. ET. To access the call please dial 800-239-9838 (domestic) or 323-794-2551 (international) and refer to conference ID 1395205. The conference call will also be webcast live and a link to the webcast can be accessed here and also on Spero Therapeutics’ website at www.sperotherapeutics.com in the “Investors and Media” section under “Events and Presentations.” An archived webcast will be available on Spero’s website for 30 days following the presentation.

Government Agency Research Support

The views expressed in this press release are those of the authors and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

Department of Defense

Select SPR206 studies are supported by the Office of the Assistant Secretary of Defense for Health Affairs, through the Joint Warfighter Medical Research Program under Award No. W81XWH 19 1 0295. Opinions, interpretations, conclusions and recommendations are those of the author and are not necessarily endorsed by the Department of Defense.

National Institute of Allergy and Infectious Disease

Select SPR206 studies have been funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. 75N93021C00022.

About Spero

Spero Therapeutics, Inc. is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multi-drug-resistant (MDR) bacterial infections and rare diseases.

Spero’s lead product candidate, tebipenem HBr (tebipenem pivoxil hydrobromide; formerly SPR994), is being developed as the first oral carbapenem antibiotic for use in complicated urinary tract infections (cUTI) and acute pyelonephritis (AP). In September 2020, Spero announced positive top-line results from its Phase 3 ADAPT-PO clinical trial of tebipenem HBr in cUTI and AP.

Spero is also developing SPR720 as a novel oral therapy product candidate for the treatment of rare, orphan pulmonary disease caused by non-tuberculous mycobacterial (NTM) infections.

Spero also has an IV-administered next generation polymyxin product candidate, SPR206, developed from its potentiator platform, which is being developed to treat MDR Gram-negative infections in the hospital setting.

For more information, visit https://sperotherapeutics.com.

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the initiation, timing and submission to the FDA of a NDA for tebipenem HBr and the potential approval of tebipenem HBr by the FDA; the plans for Spero’s ongoing development of SPR720; statements about the future development and commercialization of SPR206 and the potential receipt of milestone payments, as well as royalties on potential future sales of SPR206; the design, initiation, timing, progress and results of Spero’s preclinical studies and clinical trials and its research and development programs; management’s assessment of the results of such preclinical studies and clinical trials; and Spero’s cash forecast and anticipated expenses, the sufficiency of its cash resources and the availability of additional non-dilutive funding from governmental agencies beyond any initially funded awards. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,”

“contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including Spero’s ability to timely complete the NDA submission to the FDA for tebipenem HBr; Spero’s need for additional funding; the lengthy, expensive, and uncertain process of clinical drug development; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved; the ability to develop and commercialize Spero’s product candidates, if approved; the potential impact of the COVID-19 pandemic; Spero’s ability to retain key personnel and to manage its growth; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Investor Relations Contact:

Ted Jenkins

Vice President, Head of Investor Relations

Tjenkins@sperotherapeutics.com

(617)798-4039

Media Contact:

media@sperotherapeutics.com

Spero Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Grant revenue	$3,042	$1,676	$10,342	$3,208

Collaboration revenue	2,106	51	2,106	$220

Total revenues	5,148	1,727	12,448	3,428
Operating expenses:

Research and development	14,461	15,656	32,865	36,092

General and administrative	9,229	4,547	17,528	8,633

Total operating expenses	23,690	20,203	50,393	44,725

Loss from operations	(18,542)	(18,476)	(37,945)	(41,297)

Other income (expense)	(30)	975	(50)	538

Net loss	$(18,572)	$(17,501)	$(37,995)	$(40,759)

Deemed dividend	$—	$—	$—	$(549)

Net loss attributable to common shareholders of Spero Therapeutics, Inc.	$(18,572)	$(17,501)	$(37,995)	$(41,308)

Net loss per share attributable to common shareholders per share, basic and diluted	$(0.63)	$(0.85)	$(1.29)	$(2.06)

Weighted average shares outstanding, basic and diluted:	29,675,399	20,633,402	29,545,496	20,095,415

Spero Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(Unaudited, amounts in thousands)

	June 30, 2021	December 31, 2020
Cash, cash equivalents and marketable securities	$99,218	$126,906
Other assets	20,376	26,545

Total assets	$119,594	$153,451

Total liabilities	29,342	21,411
Total stockholder’s equity	90,252	132,040

Total liabilities and stockholders’ equity	$119,594	$153,451